Exhibit 4(A)
COMMERCIAL NOTE: DEMAND LINE OF CREDIT / One Month LIBOR Daily Indexed (OHIO)
Corporate Flex

Amount	City, State	Date	FOR BANK USE ONLY
$125,000,000.00	Mayfield Village, Ohio	December 13, 2005	Obligor #
Tax I. D. #
Obligation #
Office:
ON DEMAND, FOR VALUE RECEIVED, THE PROGRESSIVE CORPORATION, an Ohio corporation, (“Borrower”), whose mailing address is 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, Attention: Treasurer, hereby promise to pay to the order of NATIONAL CITY BANK (“Bank”), a national banking association having a banking office at 1900 East Ninth Street, Cleveland, Ohio 44114, Attention: Corporate Banking, Locator No. 01-2070, at the address specified on the bills received by Borrower from Bank (or at such other place as Bank may from time to time designate by written notice) in lawful money of the United States of America, the principal sum of
ONE HUNDRED TWENTY-FIVE MILLION AND 00/100THS DOLLARS
or such lesser amount as may appear on this Note, or as may be entered in a loan account on Bank’s books and records, or both, together with interest, all as provided below. Notwithstanding any provision or inference to the contrary, this Note may be enforced without presentment, protest, or notice of dishonor, all of which are waived by all makers and indorsers of this Note, now or hereafter existing. Any reference to any rate of interest or late charge to be applicable after any notice of demand or the commencement of any Proceeding is made solely for the purpose of determining the rate of interest and late charges applicable under this Note, and shall not diminish or impair Bank’s right to enforce this Note at any time.
1. No Commitment; Prepayment. This Note evidences an arrangement whereby, for Borrower’s convenience, Borrower may, without having to execute and deliver a separate note each time, obtain such loans (each a “Subject Loan”) as Borrower may from time to time request and as Bank in its sole discretion may from time to time be willing to make, subject in any case to the condition that (a) each Subject Loan shall be in an amount that is an integral multiple of Five Million and 00/100ths Dollars ($5,000,000.00) and (b) that the aggregate unpaid principal balance of the Subject Loans shall not at any time exceed the face amount of this Note. NOTWITHSTANDING ANY PROVISION OR INFERENCE TO THE CONTRARY, BANK SHALL HAVE NO OBLIGATION TO EXTEND ANY CREDIT TO OR FOR THE ACCOUNT OF BORROWER BY REASON OF THIS NOTE. Borrower may prepay all or any part of the Subject Loans, at any time without premium or penalty; provided, that each prepayment shall be in an amount equal to or greater than Five Million and 00/100ths Dollars ($5,000,000.00).
2. Loan Requests; Disbursement. A Subject Loan is properly requested if requested orally or in writing not later than 2:00 p.m., Banking-Office Time, of the Banking Day upon which that Subject Loan is to be made. Each request for a Subject Loan shall of itself constitute, both when made and when honored, a representation and warranty by Borrower to Bank that Borrower is entitled to obtain the requested Subject Loan. Bank is hereby irrevocably authorized to make an appropriate entry on this Note, in a loan account on Bank’s books and records, or both, whenever Borrower obtains a Subject

Loan. Each such entry shall be prima facie evidence of the data entered, but the making of such an entry shall not be a condition to Borrower’s obligation to pay. Bank is hereby directed, absent notice from Borrower to the contrary, to disburse the proceeds of each such Subject Loan to Borrower’s general checking account with Bank. Bank shall have no duty to follow, nor any liability for, the application of any proceeds of any Subject Loan.
3. Interest. The unpaid principal balance of each Subject Loan shall at all times bear interest at the Contract Rate, provided, that so long as (a) any principal of any Subject Loan remains unpaid after Bank shall have given Borrower written notice of demand for any such principal or after the commencement of any Proceeding with respect to Borrower, or (b) any accrued interest on any Subject Loan remains unpaid after the due date of that interest, then, and in each such case, all unpaid principal of this Note and all overdue interest on that principal shall bear interest at a fluctuating rate equal to two percent (2%) per annum above the Prime Rate; provided further, that in no event shall any principal of or interest on any Subject Loan bear interest at any time after the giving of any such notice or the commencement of any such Proceeding, whichever shall first occur, at a lesser rate than the rate applicable thereto immediately after the giving of that notice or the commencement of that Proceeding, as the case may be. The “Contract Rate” shall at all times be a fluctuating rate equal to three hundred seventy-five/one-thousandths of one percent (0.375%) per annum plus One Month LIBOR, provided, that in the event One Month LIBOR is unavailable as a result of Bank’s good faith determination of the occurrence of one of the events specified in section 4, the “Contract Rate” shall be a fluctuating rate equal to the Prime Rate.
Interest on each Subject Loan shall be payable in arrears on the first (1st) day of each month and on demand. The One Month LIBOR rate shall be adjusted by Bank, as necessary, at the end of each Banking Day during the term hereof. Bank shall not be required to notify Borrower of any adjustment in the One Month LIBOR rate; however, Borrower may request a quote of the prevailing Contract Rate on any Banking Day.
4. LIBOR Unavailable. Notwithstanding any provision or inference to the contrary, the Contract Rate shall not be based on One Month LIBOR if Bank shall determine in good faith that (a) any governmental authority has asserted that it is unlawful for Bank to fund, make, or maintain loans bearing interest based on One Month LIBOR, or (b) circumstances affecting the market selected by Bank for the purpose of funding the Subject Loans make it impracticable for Bank to determine One Month LIBOR. Bank’s books and records shall be conclusive (absent obvious error) as to whether Bank shall have determined that the Contract Rate is prohibited from being based on One Month LIBOR. If the Contract Rate is prohibited from being based on One Month LIBOR as a result of the occurrence of one of the events referenced in this section 4, then, and in each such case, notwithstanding any provision or inference to the contrary, the then outstanding principal balance of this Note shall, upon Bank giving Borrower notice of Bank’s determination of the occurrence of such an event, bear interest at a Contract Rate based on the Prime Rate as contemplated in section 3.
5. Definitions. As used in this Note, except where the context clearly requires otherwise, "Affiliate” means, when used with reference to any Person (the “subject”), a Person that is in control of, under the control of, or under common control with, the subject, the term “control” meaning the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; “Bank Debt” means, collectively, all Debt to Bank, whether incurred directly to Bank or acquired by it by purchase, pledge, or otherwise, and whether participated to or from Bank in whole or in part; “Banking Day” means any day (other than any Saturday, Sunday or legal holiday) on which Bank’s banking office is open to the public for carrying on substantially all of its banking functions; “Banking-Office Time” means, when used with reference to any time, that time determined at the location of Bank’s banking office; “Debt” means, collectively, all obligations of the Person or Persons in question, including, without limitation, every such obligation whether owing by one such Person alone or with one or more other Persons in a joint, several, or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by lease, loan, overdraft, guaranty of payment, or other contract, or by quasi-contract, tort, statute, other operation of law, or otherwise; “Note” means this promissory note (including, without limitation, each addendum, allonge, or amendment, if any, hereto); “Obligor” means any Person who, or any of whose property, shall at the time in question be obligated in respect of all or any part of the Bank Debt of Borrower and (in addition to Borrower) includes, without limitation, co-makers, indorsers, guarantors, pledgors, hypothecators, mortgagors, and any other Person who agrees, conditionally or otherwise, to assure such other Obligor’s creditors or any of them against loss; “One Month LIBOR” means, with respect to a loan, the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by Bank and equal to the average rate per annum at which deposits (denominated in United States dollars) in an amount similar to the principal amount of that loan and with a maturity one month after the date of reference are offered at 11:00 A.M. London time (or as soon thereafter as practicable) on the date of reference by banking institutions in the London, United Kingdom market, as such interest rate is referenced and reported by the British Bankers Association in the Bridge Financial Telerate system “Page 3750” report or, if the same is unavailable, any other generally accepted authoritative source of such interest rate as Bank may reference from time to time; “Person” means an individual or entity of any kind, including, without limitation, any association, company, cooperative, corporation, partnership, trust, governmental body, or any other form or kind of entity; “Prime Rate” means the fluctuating rate per annum which is publicly announced from time to time by Bank as being its so-called “prime rate” or “base rate” thereafter in effect, with each change in the Prime Rate automatically, immediately, and without notice changing the Prime Rate thereafter applicable hereunder, it being acknowledged that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating-rate loans; “Proceeding” means any assignment for the benefit of creditors, any case in bankruptcy, any marshalling of any Obligor’s assets for the benefit of creditors, any moratorium on the payment of debts, or any proceeding under any law relating to conservatorship, insolvency, liquidation, receivership, trusteeship, or any similar event, condition, or other thing; “Related Writing” means this Note and any indenture, note, guaranty, assignment, mortgage, security agreement, subordination agreement, notice, financial statement, legal opinion, certificate, or other writing of any kind pursuant to which all or any part of the Bank Debt of Borrower is issued, which evidences or secures all or any part of the Bank Debt of Borrower, which governs the relative rights and priorities of Bank and one or more other Persons to payments made by, or the property of, any Obligor, which is delivered to Bank pursuant to another such writing, or which is otherwise delivered to Bank by or on behalf of any Person (or any employee, officer, auditor, counsel, or agent of any Person) in respect of or in connection with all or any part of the Bank Debt of Borrower; “Reporting Person” means each Obligor and each member of any “Reporting Group” as defined in any addendum to this Note; and the foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms.
6. Late Charges. If any principal of any Subject Loan is not paid within ten (10) days after Bank shall have given Borrower written notice of demand therefor or within ten (10) days after the commencement of any Proceeding with respect to Borrower, or if any interest on this Note is not paid within (10) days after the due date of that interest, then, and in each such case, Bank shall have the right to assess a late charge, payable by Borrower on demand, in an amount equal to the greater of twenty dollars ($20.00) or 375/1000ths of one percent (.375%) of the amount not timely paid.
7. No Setoff. Borrower hereby waives any and all now existing or hereafter arising rights to recoup or offset any obligation of Borrower under or in connection with this Note or any Related Writing against any claim or right of Borrower against Bank.
8. Indemnity: Governmental Costs. If (a) there shall be enacted any law (including, without limitation, any change in any law or in its interpretation or administration and any request by any governmental authority) relating to any interest rate or any assessment, reserve, or special deposit requirement (except if and to the extent utilized in computation of the Reserve Percentage) against assets held by, deposits in, or loans by Bank or to any tax (other than any tax on Bank’s overall net income) and (b) in Bank’s sole opinion any such event increases the cost of funding or maintaining any Subject Loan bearing interest based upon One Month LIBOR or reduces the amount of any payment to be made to Bank in respect thereof, then, and in each such case, upon written notice from Bank to Borrower, Borrower shall pay Bank an amount equal to each such cost increase or reduced payment, as the case may be. In determining any such amount, Bank may use reasonable averaging and attribution methods.
9. Indemnity: Administration and Enforcement. Borrower will reimburse Bank, on Bank’s written demand from time to time, for any and all reasonable fees, costs, and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred by Bank in protecting, enforcing, or attempting to protect or enforce its rights under this Note. If any amount (other than any principal of any Subject Loan and any interest and late charges) owing under this Note is not paid when due, then, and in each such case, Borrower shall pay, on Bank’s demand, interest on that amount from the due date thereof until paid in full at a fluctuating rate equal to two percent (2%) per annum plus the Prime Rate.
10. Waivers; Remedies; Application of Payments. Bank may from time to time in its discretion grant waivers and consents in respect of this Note or any other Related Writing or assent to amendments thereof, but no such waiver, consent, or amendment shall be binding upon Bank unless set forth in a writing (which writing shall be narrowly construed) signed by Bank. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, or privilege by Bank shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each such right, power, or privilege may be exercised either independently or concurrently with others and as often and in such order as Bank may deem expedient. Without limiting the generality of the foregoing, neither Bank’s acceptance of one or more late payments or charges nor Bank’s acceptance of interest on overdue amounts at the respective rates applicable thereto shall constitute a waiver of any right of Bank. Each right, power, or privilege specified or referred to in this Note is in addition to and not in limitation of any other rights, powers, and privileges that Bank may otherwise have or acquire by operation of law, by other contract, or otherwise. Bank shall have the right to apply payments in respect of the indebtedness evidenced by this Note with such allocation to the respective parts thereof as Bank in its sole discretion may from time to time deem advisable.
11. Other Provisions. The provisions of this Note shall bind Borrower and Borrower’s successors and assigns and benefit Bank and its successors and assigns, including each subsequent holder, if any, of this Note. Except for Borrower and Bank and their respective successors and assigns, there are no intended beneficiaries of this Note, any Subject Loan, or the arrangement evidenced by this Note. The provisions of sections 6 through 15, both inclusive, shall survive the payment in full of the principal of and interest on this Note. The captions to the sections and subsections of this Note are inserted for convenience only and shall be ignored in interpreting the provisions thereof. If any provision in this Note shall be or become illegal or unenforceable in any case, then that provision shall be deemed modified in that case so as to be legal and enforceable to the maximum extent permitted by law while most nearly preserving its original intent, and in any case the illegality or unenforceability of that provision shall affect neither that provision in any other case nor any other provision. All fees, interest, and premiums for any given period shall accrue on the first day thereof but not on the last day thereof (unless the last day is the first day) and in each case shall be computed on the basis of a 360-day year and the actual number of days in the period. In no event shall interest accrue at a higher rate than the maximum rate, if any, permitted by law. Bank shall have the right to furnish to its Affiliates information concerning the business, financial condition, and property of Borrower, the amount of the Bank Debt of Borrower, and the terms, conditions, and other provisions applicable to the respective parts thereof; provided, that Bank shall not furnish to its Affiliates non-public information about Borrower without Borrower’s prior consent. This Note shall be governed by the law (excluding conflict of laws rules) of the State of Ohio.
12. Integration. This Note and, to the extent consistent with this Note, the other Related Writings, set forth the entire agreement of Borrower and Bank as to the subject matter of this Note, and may not be contradicted by evidence of any agreement or statement unless made in a writing (which writing shall be narrowly construed) signed by Bank contemporaneously with or after the execution and delivery of this Note. Without limiting the generality of the foregoing, Borrower hereby acknowledges that Bank has not based, conditioned, or offered to base or condition the credit hereby evidenced or any charges, fees, interest rates, or premiums applicable thereto upon Borrower’s agreement to obtain any other credit, property, or service other than any loan, discount, deposit, or trust service from Bank.
13. Notices and Other Communications. Written communications shall be sent by courier or by certified mail to Borrower at Borrower’s mailing address set forth above (or any other address of which Borrower shall have given Bank notice after the execution and delivery of this Note); however, no other method of giving actual notice to Borrower is hereby precluded. Such written communications shall be deemed effective on the date delivered in person or by courier and, with respect to certified mail, on the date delivered or the date delivery is attempted. Borrower hereby irrevocably accepts Borrower’s appointment as each Obligor’s agent for the purpose of receiving any notice, demand, or other communication to be given by Bank to each such Obligor pursuant to any Related Writing. Each communication to be given to Bank shall be in writing unless this Note expressly permits that communication to be made orally, and in any case shall be given to Bank at Bank’s banking office (or any other address of which Bank shall have given notice to Borrower after the execution and delivery this Note). Borrower hereby assumes all risk arising out of or in connection with each oral communication given by Borrower and each communication given or attempted by Borrower in contravention of this section. Bank shall be entitled to rely on each communication believed in good faith by Bank to be genuine.
14. Jurisdiction and Venue; Waiver of Jury Trial. Any action, claim, counterclaim, crossclaim, proceeding, or suit, whether at law or in equity, whether sounding in tort, contract, or otherwise at any time arising under or in connection with this Note or any other Related Writing, the administration, enforcement, or negotiation of this Note or any other Related Writing, or the performance of any obligation in respect of this Note or any other Related Writing (each such action, claim, counterclaim, crossclaim, proceeding, or suit, an “Action”) may be brought in any federal or state court located in northeastern Ohio. Borrower hereby unconditionally submits to the jurisdiction of any such court with respect to each such Action and hereby waives any objection Borrower may now or hereafter have to the venue of any such Action brought in any such court. Borrower HEREBY, AND EACH HOLDER OF THIS Note, BY TAKING POSSESSION THEREOF, KNOWINGLY AND VOLUNTARILY WAIVES JURY TRIAL IN RESPECT OF ANY Action.

Borrower:

THE PROGRESSIVE CORPORATION

By:	/s/ Thomas A. King

Printed Name:		Thomas A. King

Title:	Treasurer

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